Exhibit 99.1

American Assets Trust, Inc. Acquires “First & Main” Office Building in Portland, Oregon

Company Release – 3/11/11

SAN DIEGO –American Assets Trust, Inc. (NYSE: AAT) (the “Company”) has completed the acquisition of “First & Main,” a newly constructed, 364,735 square foot, 16-story, LEED Platinum office building located in downtown Portland, Oregon at 100 SW Main Street. The purchase price was approximately $129 million, which was paid with proceeds from the Company’s initial public offering. The property is located along the Willamette River, less than one block from the Hawthorne Bridge entrance, and within walking distance to downtown Portland’s retail core, including Pioneer Place mall. Approximately 96% of the building’s rentable square feet are leased, and approximately 74% of the building’s rentable square feet are leased to federal government agencies. The transaction was structured to accommodate a possible tax deferred exchange pursuant to the provisions of Section 1031 of the Internal Revenue Code of 1986 and applicable state revenue and taxation code sections.

The purchase of First & Main is the Company’s first acquisition since its initial public offering, and marks the Company’s entrance into the Oregon market. “We are thrilled to expand into the Portland region, and proud to add First & Main to our portfolio of trophy assets,” said Ernest Rady, the Company’s Executive Chairman, and John W. Chamberlain, the Company’s Chief Executive Officer and President.

About American Assets Trust, Inc.

American Assets Trust, Inc. is a full service, vertically integrated and self-administered real estate investment trust, or REIT, that owns, operates, acquires and develops high quality retail and office properties in attractive, high-barrier-to-entry markets primarily in Southern California, Northern California, Hawaii and Oregon. The Company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. The Company’s retail portfolio comprises approximately 3.0 million rentable square feet, and its office portfolio comprises approximately 1.8 million square feet. In addition the company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and over 900 multifamily units. The Company intends to elect to be treated as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with the taxable year ending December 31, 2011.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as

“may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:

American Assets Trust

Robert F. Barton

Executive Vice President and Chief Financial Officer

858-350-2607